As filed with the Securities and Exchange Commission on November __, 1999.

                                             Registration  No. 333-71179

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                                 Amendment No. 2
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                                        Medcom USA, Incorporated
                     (Exact name of registrant as specified in charter)

                                               Delaware
                       (State or other jurisdiction of incorporation)

                                              18001 Cowan, Suite C & D
                                                 Irvine, CA  92614
          65-0287558                               (949) 261-6665
    (IRS Employer I.D.        (Address, including zip code, and telephone number
         Number)                         of principal executive offices)

                                  Mark Bennett
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                         Proposed      Proposed
  Class of                             Maximum       Maximum       Amount
 Securities             Securities     Offering     Aggregate        of
  to be                   to be       Price Per      Offering     Registration
   to            be             Price             Per
 Registered             Registered     Unit (1)       Price        Fee (5)
 ------------------------------------------------------------------------------

Common Stock (2)         5,000,000        $0.62    $3,100,000     $   862
Common Stock (3)         5,000,000        $0.62    $3,100,000     $   862
Common Stock (4)         7,998,340        $0.62    $4,958,971      $1,379
                       -----------                                 ------
Total                   17,998,340                                  $3,103
                        ==========                                  ======

(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of Common Stock issuable upon conversion of Company's Series C Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common Stock issuable upon the exercise of warrants. Includes additional shares which may be issued due to adjustments to warrants.
(4) Shares of common stock owned by existing shareholders.
(5) A fee of $1,626 was paid when this Registration Statement was initially filed.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Preferred Stock or upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Preferred Stock or the warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     SELLING SHAREHOLDER OFFERING PROSPECTUS

                            MEDCOM USA, INCORPORATED.

                                  Common Stock

    This prospectus relates to the sale of common stock by certain persons who either own or have the right to acquire shares of Medcom's common stock. These persons are sometimes referred to in this prospectus as the selling shareholders. See the section of this prospectus entitled "Selling Shareholders" for more information concerning the selling shareholders. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      Medcom is an electronic transactions processing company with a primary focus on the healthcare industry. Medcom's products include the MedCard System, the only completely paperless insurance billing system designed for use by hospitals, doctors and other healthcare providers, and a website through which a consumer can order up to 5,000 home medical products on the Internet and obtain healthcare information.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page ____ of this prospectus.

      The former name of Medcom was Sims Communications, Inc. In October 1999 the shareholders of Sims approved the change in the corporate name to Medcom USA, Incorporated.

      On November __, 1999 the closing price of Medcom's common stock on the NASDAQ SmallCap Market was $0.62 per share. Medcom's NASDAQ symbol is EMED.

                The date of this prospectus is November ___, 1999

                               PROSPECTUS SUMMARY


      Medcom USA, Incorporated (the "Company") was incorporated in August 1991 under the name Sims Communications, Inc. The corporate name was changed to Medcom USA, Incorporated in October 1999.

      Medcom's executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614. Medcom's telephone number is (949) 261-6665.

      Medcom's initial business was the rental of cellular telephones through a stand-alone dispensing station known as an Automated Communications Distribution Center ("ACDC"). Prior to 1996 Medcom operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations. At October 31, 1999, Medcom was not operating any ACDC units and Medcom's only remaining franchisee had four ACDC units in operation.

      In December 1996 Medcom acquired all the issued and outstanding shares of Link International, Inc., a corporation which manufactures and distributes machines which dispense prepaid calling cards and terminals which are used by merchants to perform a variety of transactions, including accepting credit cards and bank debit cards in payment for sales of merchandise and services. In June 1999 Medcom sold substantially all of the assets associated with Link.

      In May 1998 Medcom acquired One Medical Services, Inc., a corporation which provides a financial processing and communications network for the home medical equipment industry. In July 1999 Medcom licensed its rights to the One Medical Service Network to an unrelated third party for $1,377,000, of which $300,000 was paid by September 30, 1999, $267,000 of which is to be paid by January 5, 2000 and the remainder of which ($810,000) will be paid in accordance with the terms of an unsecured promissory note which is payable prior to July 2006.

      As of the date of this prospectus substantially all of Medcom's revenues were generated by its Justmed.com and Movie Vision divisions.

JustMed.com

      The JustMed.com division involves three components:

o     The Medcard health insurance verification and billing system
o     The JustMed.com website
o     The Med Store

MedCard System

      In November 1998 Medcom acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a single, small terminal. Using the MedCard system, patients are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The time it takes to collect payments from insurance providers decreases from months to days. Medcom obtains revenues from the sale or lease of its processing terminals and from fees received from every transaction processed by the terminals.

      As of October 31, 1999 the MedCard system was able to retrieve on-line eligibility and authorization information from 77 medical insurance companies and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Sheild and Metrahealth.

Website

      The JustMed.com website is an internet website which began functioning on July 1, 1999. The website advertises healthcare products and services which are available to the general public and provides medical information to the general public. Persons in need of healthcare products and services can access the website and order products or transfer to the more detailed websites maintained by the companies which provide the products and services. Medcom expects to generate revenues from this website by charging providers of healthcare products and services fees for advertising on the website. Medcom will also receive fees when a person transfers from Medcom's website to the websites maintained by a provider of healthcare products or services. Medcom expects that advertisers on its website will include distributors of healthcare equipment and products, hospitals, physician practice groups, and clinics.

Med Store

      The Med Store is a feature of Medcom's website which allows consumers to use their computers to purchase a variety of healthcare products and services. Items available for purchase include canes, crutches, walkers, bath chairs, blood pressure units, cold therapies, exercise equipment and hot and cold packs.

Movie Vision

      In January 1999 Medcom acquired a business known as Movie Vision. Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o    issuable upon the conversion of Medcom's Series C preferred  stock,
o issuable upon the exercise of warrants held by the Series C preferred shareholders
o issuable upon the exercise of warrants and options which were previously issued by Medcom, and

o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.

         Since the number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of Medcom's common stock at the conversion the actual number of shares which will be issued upon conversion cannot be determined at this time. See "Comparative Share Data".

         The holders of the  preferred  shares,  warrants  and  options,  to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, and the owners of the shares of common stock described above are referred to in this prospectus as the selling shareholders. Medcom will not receive any funds upon the conversion of the preferred shares since Medcom received $1,700,000 when the preferred shares were sold. If all warrants and options held by the selling shareholders are exercised, Medcom will receive approximately $1,586,000, which will be used to fund Medcom's operations. Medcom will not receive any proceeds from the sale of the shares by the selling shareholders.

      As of October 31, 1999, Medcom had 20,082,907 shares of common stock issued and outstanding. Assuming all preferred shares are converted into 3,400,000 shares of common stock (assuming a conversion price of $0.50 per share), and all warrants and options held by the selling shareholders are
exercised,   there  will  be  27,798,888  shares  of  common  stock  issued  and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities previously issued by Medcom. See "Comparative Share Data".

Statement of Operations Data:
                                              Years Ended June 30,
                                         1999                     1998
                                         ----                     ----

Revenues                              $2,240,876                $980,951
Cost of Services                        (697,481)               (523,479)
Operating and other
     Expenses                         (8,690,380)             (7,503,483)
Loss from Discontinued Operations             --                 (63,737)
                                     ------------         ---------------
Net Loss                              $(7,146,985)           $(7,109,748)
                                     ============           ============

Balance Sheet Data:
                                               June  30,
                                      1999                  1998

Current Assets                    $1,405,096              $1,088,022
Total Assets                       6,374,862               5,602,751
Current Liabilities                2,142,550               2,785,015
Total Liabilities                  2,268,256               3,372,542
Working Capital (Deficit)           (737,454)             (1,697,013)
Shareholders' Equity               4,106,606               2,230,209

No common stock dividends have been declared by Medcom since its inception.

                                  RISK FACTORS

      Prospective investors should be aware that ownership of Medcom's common stock involves risks which could adversely affect the value of their holdings of common stock. Medcom does not make, nor has it authorized any other person to make, any representations about the future market value of Medcom's common stock.

      The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

History of losses.

      Medcom has incurred losses since it was formed in 1991. From the date of its formation through June 30, 1999, Medcom incurred net losses of approximately $(27,560,000). During the year ended June 30, 1999 Medcom had a loss of $(7,109,748). Medcom expects to continue to incur losses until such time, if ever, as it earns net income. There can be no assurance that Medcom will be able to generate sufficient revenues and become profitable. Due to Medcom's recurring losses, Medcom's auditors have qualified their opinion on Medcom's June 30, 1999 financial statements.

Medcom Needs Additional Capital to Continue in Business.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. Medcom's continued operations will depend upon the availability of additional funding. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom.

There is a significant potential of dilution created by the Series C Preferred Stock and warrants.

      As of October 31, 1999 Medcom would be required to issue 3,490,000 shares of common stock if all outstanding Series C Preferred shares were converted and all warrants held by the series C preferred shareholders were exercised. These 3,490,000 shares, if issued, would represent approximately 15% of Medcom's issued and outstanding shares of common stock, assuming all outstanding warrants or options are not exercised . The issuance of these shares would result in substantial dilution to the interests of other holders of common stock.

      The series C preferred shares are convertible at a floating ratio based on a discount from the price of Medcom's common stock price. The lower price of Medcom's common stock at the time the holder converts, the more common shares the holder will receive. As a result, Medcom does not know the exact number of shares that it will be required to issue upon conversion.

      To the extent the series C preferred shareholders convert and then sell their shares of common stock, the price of Medcom's common stock may decrease due to the additional shares in the market. This could allow the series C preferred shareholders to convert the preferred shares into even greater amounts of common stock, the sales of which would further depress Medcom's stock price.

      The significant downward pressure on the price of Medcom's common stock as the selling shareholders convert and sell material amounts of common stock could encourage short sales by the selling shareholders or others, which would place further downward pressure on the price of Medcom's common stock.

      Dividends payable on the series C preferred stock may be paid in cash or in shares of common stock at the option of Medcom. As a result, the lower the common stock price, the more shares of common stock the holders of series C preferred stock will receive in payment of dividends.

Options, Warrants and Convertible Securities issued by Medcom may result in substantial dilution to Medcom's Shareholders.

      Medcom has issued options warrants and other convertible securities ("derivative securities") which allow the holders to acquire additional shares of Medcom's common stock. Medcom has agreed, at its expense, to register for public sale the shares of common stock underlying these derivative securities. The sale of these shares over a short period of time may cause the price of Medcom's common stock to decline. See "Comparative Share Data" for more information concerning the derivative securities issued by Medcom.

Medcom's need for capital may result in the issuance of additional shares of common stock.

      This offering is being made on behalf of certain selling shareholders. Medcom will not receive any proceeds from the sale of the shares offered by the selling shareholders. Due to Medcom's history of losses, it is likely that Medcom's continued operations will depend upon funds received from the sale of Medcom's common or preferred stock The issuance of these shares and their sale, or potential for resale, in the public market may cause the price of Medcom's common stock to decline. There can be no assurance that Medcom will be able to obtain additional funding, if needed, or if available on terms satisfactory to Medcom.

      Prices for Medcom's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for Medcom's Common Stock, Medcom's financial results, investor perceptions of Medcom, and general economic and other conditions.

There is No Assurance that Medcom's Common Stock Will Continue to be Listed on NASDAQ.

      Although Medcom's Common Stock is currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ Small-Cap Market, that Medcom must maintain $2,000,000 in tangible net worth and that the bid price of Medcom's Common Stock must be at least $1.00. Prior to October 31, 1999 Medcom's common stock was trading below $1.00 per share. The NASD has notified Medcom that prior to January 17, 2000 the bid price of Medcom's common stock must be at $1.00 for a minimum of ten consecutive trading days. If Medcom fails to meet this requirement Medcom's common stock may be delisted from the NASDAQ SmallCap market.

      If Medcom's securities were delisted from the NASDAQ Small-Cap Market, Medcom's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities. There can be no assurance that Medcom's securities will remain listed on the NASDAQ Small-Cap Market.

      If Medcom's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of Medcom's securities, may affect the ability of broker/dealers to sell Medcom's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in Medcom's securities.

      The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Medcom's agreements with the Series C preferred shareholders may restrict Medcom's operations.

    Medcom's agreement with the Series C preferred shareholders restricts Medcom from selling shares of its common stock at prices below then prevailing market prices, from selling additional shares of preferred stock, or from disposing of its proprietary technology other than in the ordinary course of business. These restrictions, unless waived by the series C preferred shareholders, may prevent Medcom from obtaining additional capital or modifying its business in a manner deemed advantageous by Medcom.

Medcom's recent changes in its business may not result in profits.

      During the summer of 1999 Medcom began directing its efforts towards its JustMed.com division. The JustMed.com division is in the early stage of development and has a limited operating history. The success of the JustMed.com division will be dependent on:

o convincing healthcare providers to use the Medcard system for insurance verification and billing,
o     the continued growth and the use of the internet by the general public.
o     obtaining new advertisers and new content for its website, and
o the general public's acceptance of the internet as a source of healthcare information and services.

      There is no assurance that the JustMed.com division will gain acceptance from healthcare providers or the general public or that the JustMed.com division will generate any profits.

Competition.

    There are many companies that will compete with Medcom at some level. Competing health insurance processing systems include Envoy, Medical Manager, Medic, Spot Check and Mediphis. Leading consumer healthcare websites include AOL Health Channel, Thrive Online, drkoop.com, Mayo Clinic Health Oasis, InteliHealth, Mediconsult.com, and OnHealth. Many of these competitors are far better capitalized than Medcom and control significant market share in their respective industry segments. There can be no assurance that Medcom will be able to compete with the numerous other companies which are engaged in Medcom's lines of business.

Medcom is Dependent on the Internet and Telecommunications Carriers for its Operations.

      Medcom's website is dependent upon the ability of the general public to use the internet. Medcom's Medcard system relies on telecommunications carriers to transmit data. A major equipment failure affecting the systems of internet service providers or providers of telecommunications services, or the inability of telecommunications carriers to provide or expand their current levels of service to Medcom, could have a material adverse effect on Medcom's operations.

Year 2000 Issue.

      The "Year 2000" issue affects computer systems, network elements and software applications that have time-sensitive programs that may not properly reflect or recognize the year 2000. Because many computers and computer applications define dates by the last two digits of the year, "00" may not be properly identified as the year 2000. This error could result in miscalculations or system failures. Medcom does not except to incur any material cost relating to the Year 2000 issue because it is of the opinion that its computer systems have been developed so as to avoid this problem. Medcom is currently determining the extent to which it may be impacted by third parties' failure to remedy their own Year 2000 issues. Medcom is having, and will continue to have, communications with all of its suppliers, and other third parties to determine the extent, if any, to which Medcom systems could by impacted by any third party Year 2000 issues and related remedies. Medcom believes that the Year 2000 issues could adversely impact Medcom if systems operated by third parties providing services are not Year 2000 compliant.

Government Regulation.

      Medcom is dependent upon the Internet for its business. Presently, the Federal Communications Commission in the United States does not regulate companies that provide internet services as common carriers or telecommunications service providers. Notwithstanding the current state of the rules, the FCC's potential jurisdiction over the Internet is broad because the Internet relies on wire and radio communications facilities and services over which the FCC has long-standing authority.

Medcom may face potential liability for information carried on its website.

    The legal obligations and potential liability of companies which provide information by means of the internet are not well defined and are evolving. Any liability of Medcom resulting from information carried on or disseminated through its website could have a material adverse effect on its business, operating results and financial condition.

Medcom may be unable to protect its technology.

    Certain technology used by Medcom is covered by U.S. patents. There is no assurance that any patents issued or licensed to Medcom will protect Medcom's technology as disputes may arise between Medcom and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that Medcom will be in a position, or will deem it advisable, to carry on such a defense. With respect to Medcom's unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Agreements with Credit Card Companies.

      Medcom's terminals and video dispensing machines are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows products and services to be purchased through credit cards. Medcom presently has agreements with credit card processors which authorize the use of various major credit cards in Medcom's machines. In order for Medcom to continue to have the services of these credit card processors available, Medcom is required to meet certain conditions as provided in the agreements between the credit card processors and Medcom. In the event Medcom fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards, in which case Medcom's machines would be unable to process transactions.

                       DOCUMENTS INCORPORATED BY REFERENCE

      Medcom will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                            Medcom USA, Incorporated
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                              (949) 261-0323 (fax)
     The following documents filed with the Securities and Exchange Commission by Medcom (Commission File No. 0-25474) are hereby incorporated by reference into this Prospectus:

(1)   Annual  Report on Form 10-KSB for the fiscal  year ended June 30,  1999.

(2)   Quarterly report on Form 10-QSB for the quarter ending September 30, 1999.

      All documents filed with the Securities and Exchange Commission by Medcom pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                             ADDITIONAL INFORMATION

      Medcom has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Medcom and such securities, reference is made to the Registration Statement and to the exhibits filed with the registration statement. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by the actual terms of the document. Medcom is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of the exhibits to the registration statement, as well as copies of any reports, proxy statements and other information filed by Medcom, can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning Medcom is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

                             COMPARATIVE SHARE DATA

         As of October 31, 1999, Medcom had 20,082,907 shares of common stock issued and outstanding. Assuming all preferred shares are converted into 3,400,000 shares of common stock (assuming a conversion price of $0.50 per share), and all warrants and options held by the selling shareholders are exercised, there will be 27,798,888 shares of common stock issued and outstanding. The following table describes the origin of the shares offered by this prospectus.

                                                Number of Shares  Note Reference

Shares outstanding as of October 31, 1999 (1)      20,082,907

Shares offered by existing shareholders             7,998,340

Shares issuable upon conversion of Series C         3,490,000           A
Preferred Stock.

Shares issuable in payment of dividends to            200,000           B
 holders  of Series C Preferred shares.

Shares  issuable upon exercise of warrants            113,333           B
held by Series C Preferred shareholders.

Shares which may be acquired by sales agent.           40,500           B

Shares issuable upon exercise of warrants sold to   3,912,648
private investors and upon exercise of warrants issued to sales agents and financial consultants

Shares  which  will  be  outstanding,  assuming    27,798,888
conversion of all preferred shares and the exercise of all options and warrants listed above

Percentage of Medcom's  common stock  represented         56%
by shares offered by this prospectus, assuming conversion of all preferred shares and the exercise of all options and warrants listed above

Other Shares Which May Be Issued:

      The following table lists additional shares of Medcom's common stock which are not offered by this prospectus but may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by Medcom:

                                            Number                 Note
                                           of Shares             Reference

Shares issuable upon the exercise of       2,370,409
warrants sold to private investors
and upon exercise of warrants issued
to sales agents and financial consultants

Shares issuable upon conversion of notes      90,690                  D
and exercise of  warrants sold in
private offering

Shares issuable upon exercise of options   5,342,500
previously granted by Company

Additional shares issuable in connection
with the acquisition of One Medical
Services, Inc.:                                                       F
        Warrant Shares                       187,500
         Incentive Shares                  1,485,000

A. Between November 1998 and January 1999, Medcom sold 1,700 shares of its series C preferred stock to a group of institutional investors for $1,700,000. In connection with this offering, Medcom issued to Settondown Capital
International, Ltd., the sales agent for the offering, 45 shares of series C preferred stock. Each preferred share is convertible into shares of Medcom's common stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $1.50 (or $1.28 in the case of 750 shares sold in December 1998), or (ii) 80% of the average price of Medcom's common stock for any two trading days during the ten trading days preceding the conversion date. The lower of (i) or (ii) is the "conversion price" for the series C preferred stock. The shares in the table assume a conversion price of $0.50 per share. The series C preferred shares will automatically convert to shares of Medcom's common stock, at the then prevailing conversion price, two years after the date of their issuance. Since the number of shares to be issued upon the conversion of the series C preferred shares will depend upon the price of Medcom's common stock at the time of conversion, the actual number of shares which will be issued may be more or less than the amount in the table.

B. In connection with the issuance of the Series C Preferred Stock Medcom also:

(i) Agreed to pay annual dividends to the Series C Preferred shareholders at the rate of $60 per share. At Medcom's option these dividends may be paid in cash or in shares of Medcom's common stock. For dividends paid in shares of stock, the number of shares to be issued is determined by dividing the dollar amount of the dividends by 80% of the average price of Medcom's common stock for any two trading days during the ten trading days preceding the date the dividends are payable. As of October 31, 1999 Medcom owed approximately $100,000 in dividends to the Series C Preferred shareholders. Medcom has elected to pay these dividends with shares of common stock. The number of shares in the table was determined by dividing $100,000 by $0.50.
(ii) Issued to the holders of the Series C Preferred Stock, on a pro rata basis, warrants which collectively allow for the purchase of up to 113,333 shares of Medcom's common stock. The warrants are exercisable at a price of $1.00 per share at any time prior to July 31, 2004.
(iii)Issued to Settondown Capital International, Ltd., the sales agent for the offering, 45 shares of Series C Preferred Stock, warrants for the purchase of 37,500 shares of Medcom's common stock and 14,769 shares of common stock. The Series C Preferred Shares issued to the sales agent are convertible on the same basis as the Series C Preferred Shares sold to the institutional investors (with a maximum conversion price of $1.50 per share). The warrants for the purchase of the 37,500 shares of common stock are exercisable at a price ranging between $1.27 and $1.50 per share at any time prior to December 31, 2003. Settondown, as the holder of 45 shares of the Series C preferred stock, also received 3,000 warrants which have the same terms as the warrants referred to in (ii) above.

C. In connection with certain private offerings, Medcom sold shares of common stock and warrants. The warrants sold in these private offerings are exercisable at prices ranging between $0.44 and $1.54 per share and expire between March 2000 and April 2004. Medcom has also entered into a number of agreements with various financial consultants. Pursuant to the terms of these agreements, Medcom has issued to the financial consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $0.59 and $5.00 per share and expire between November 2001 and April 2004. Up to 3,912,648 shares of common stock issuable upon the exercise of warrants held by certain private investors, and financial consultants are being offered to the public by means of this prospectus. See "Selling Shareholders".

D. Between February and December l997 Medcom sold $1,017,500 of convertible notes, together with warrants for the purchase of 75,065 shares of Medcom's common stock. The notes bear interest at 8% per annum and are presently due and payable. As of October 31, 1999 notes in the principal amount of $992,500 (plus accrued interest) have been converted into shares of Medcom's common stock. The remaining notes are convertible into 15,625 shares of Medcom's common stock at a fixed conversion price of $1.60 per share. The warrants are exercisable at any time prior to May 31, 2002 at prices ranging between $4.00 and $10.00 per share.

E. Options are held by present and former officers, directors and employees of Medcom. The options may be exercised at prices ranging between $0.81 and $8.00 per share. All options are currently exercisable.

F.  Effective  May 30,  1998  Medcom  acquired  One  Medical  Services,  Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. Medcom has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One

Medical. The number of shares to be issued each quarter will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001), by the average closing price of Medcom's common stock for the five day trading period prior to the end of each quarter. As of November 15, 1999 Medcom had not issued any additional shares to the former owners of One Medical.

      The shares which are referred to in Notes A, B and C (limited to 3,912,648 shares in the case of Note C), as well as 7,998,340 shares owned by existing shareholders, are being registered for public sale by means of this prospectus.

      A total of 1,298,000 shares issuable upon the exercise of options, and which are referred to in Note E, have been registered for public sale by means of a registration statement on Form S-8 filed with the Securities and Exchange Commission

                              SELLING SHAREHOLDERS

The Offering

      This prospectus relates to the sale of shares of Medcom's common stock:

o    issuable upon the conversion of Medcom's Series C preferred  stock
o issuable upon the exercise of warrants held by the Series C preferred shareholders
o issuable upon the exercise of warrants and options which were previously issued by Medcom, and
o held by certain persons who either purchased the shares from Medcom in private offerings, received the shares for services provided to Medcom, or received the shares in settlement of amounts owed to these persons by Medcom.

         The holders of the preferred shares, warrants and options, to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, and the owners of the common stock described above are referred to in this prospectus as the selling shareholders. To the knowledge of Medcom, none of the selling shareholders are affiliated with a broker-dealer. Medcom has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders which, as of October 31, 1999, were approximately $35,000.

      Since the number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of Medcom's common stock at the conversion the actual number of shares which will be issued upon conversion cannot be determined at this time.
See "Comparative Share Data".

      The names of the Selling Shareholders are:

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Tonga Partners, LP        --  1,150,000      38,333    1,188,333          --

Manchester Asset
  Management Ltd.         --    650,000      21,666      671,666          --

Augustine Fund, LP        --    600,000      20,000      620,000          --

Gilston Corporation
  Ltd.                    --    500,000      16,667      516,667          --

Garros, Ltd.              --    500,000      16,667      516,667          --

Settondown Capital
  International, Ltd. 14,769     90,000      40,500      145,269          --

Great Neck Partners  333,333                133,333      466,666          --

Jack Levit           183,334                 45,000      228,334          --

Lynne Kaplin         100,000                 20,000      120,000

Leon Ladd             33,350                  6,670       40,020          --

Asian Restaurants    338,983                 67,800      406,783          --

Jack Levit            84,745                 25,000      109,745          --

James Wagner         571,429                             571,429          --

Chelverton Fund Limited130,000                           130,000          --

Richmark Capital      30,000                250,000      280,000          --

James Morse          250,000                             250,000          --

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Todd Brouse Grantor
   Trust                                     40,000       40,000          --

Robert Brouse Grantor
   Trust                                     40,000       40,000          --

Vincent Pipia                                80,000       80,000          --

Continental Capital                         200,000      200,000          --

Morse Financial      400,000                             400,000          --

SMP Financial
   Consultants       190,000                             190,000          --

OAC Joint Venture,    22,857                 22,857       45,714          --
  Inc.

John Jones            45,714                 45,714       91,428          --

Nancy Jones           22,857                 22,857       45,714          --

Jeffrey Nunez         22,857                 22,857       45,714          --

Dieterich & Associates 4,571                  4,571        9,142          --

Gregg Berger           3,429                  3,429        6,858          --

Toni Gales             3,716                  3,716        7,432          --

Richard Gales          1,050                  1,050        2,100          --

Ammar Kubba           33,142                 33,142       66,284          --

Sam Meltzer           11,428                 11,428       22,856          --

Aron D. Scharf        18,286                 18,286       36,572          --

David Stone            4,571                  4,571        9,142          --

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                       Shares   Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

United Recyclers, Inc. 22,857                 22,857       45,714          --
Ruben Kitay            11,428                 11,428       22,856          --
Zapara Inc.            22,857                 22,857       45,714          --
Susan McCabe            4,571                  4,571        9,142          --
Thomas McCausland       4,571                  4,571        9,142          --
Chris Dieterich        11,428                 11,428       22,856          --
Jessica Santuro         4,571                  4,571        9,142          --
Errol Kaplan           68,571                 13,714       82,285          --
Philip Brook           33,333                  6,667       40,000          --
Scott Elliot           40,000                              40,000          --
John Travis Rhodes     10,000                              10,000          --
Andrew Collins         40,000                              40,000          --
Donald Baker           10,000                              10,000          --
Charles Wheet          20,000                              20,000
Market Search
   International Inc.  13,333                              13,333
Brian Johns            10,000                              10,000
Brett Carlson          20,000                              20,000
Kevin Sorg             10,000                              10,000
Vito Palermo           10,000                              10,000

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                      Shares    Preferred   ercise of    in this      After
      Name            Owned     Shares (1)  Warrants     Offering (2) Offering
----------------     -------    ----------  --------     ------------ --------

Fayette Severance     16,667                              16,667
Craig Kinley          10,000                              10,000
Larry Hansen          10,000                              10,000
Knight Press          30,000                              30,000
David E.Cowan         20,000                              20,000
Christopher Ross      10,000                              10,000
C. Larry Roark       100,000                             100,000
Jeb L. Milam          10,000                              10,000
John P. Weldon III    10,000                              10,000
Debra Morse           10,000                 30,000       40,000
First Choice Money
    Resources, Inc.   10,000                 30,000       40,000
Gifts of Joy
   Incorporated      108,571                268,571      377,142
U.S. Automotive,
   Inc.              108,571                268,571      377,142
Zora Dietrich         28,950                 68,950       97,900
Michael Associates   300,000                 60,000      360,000
Lynn Simay            24,000                  4,800       28,800
Hal Turkiewicz         7,318                  1,464        8,782
Joseph Sciacca        12,000                  2,400       14,400
Lynne Levy             7,927                  1,585        9,512

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Robert Suppan         12,500                  2,500       15,000
Michael Spielman       6,097                  1,219        7,316
William Piazza        20,000                  4,000       24,000
Edward Seganti        25,800                  5,160       30,960
Kenneth Zubay         30,488                  6,098       36,586
Robert Corchia        60,975                 12,195       73,170
William Piazza        50,000                 10,000       60,000
Patrick Alston         1,000                               1,000
Wendy Bennett          7,500                               7,500
Marvin Berger          7,000                               7,000
George Borst           8,000                               8,000
Debi Cobb              4,500                               4,500
Dennis Corn            3,500                               3,500
David Dyke             4,000                               4,000
William Eickenberg    21,000                              21,000
Jeffrey Faelnar        4,500                               4,500
Ian Hart              35,000                              35,000
Maria Hernandez        2,000                               2,000
Michael Hughes         5,000                               5,000

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Celia Niemerow         4,000                               4,000
Richard Niemerow       5,000                               5,000
Tracey Olszewski      13,000                              13,000
Claudia O'Neill        5,000                               5,000
Debbie Peterkin        2,000                               2,000
Marsh Phelps           6,500                               6,500
Robert Stevens         7,000                               7,000
Tho Trieu              3,500                               3,500
Matthew Worthington    4,000                               4,000
Ronald Pizzolo        40,000                              40,000
Anthony Pizzolo       40,000                              40,000
Bruce Weitzberg        7,500                               7,500
Diane Kurfis           4,000                               4,000
Linda Piazza           6,500                               6,500
Luis Marenco           6,500                               6,500
Lalit Bhatia           4,500                               4,500
Maria Sabb             3,500                               3,500
Lou Novembre           3,000                               3,000
Ann Powell             2,500                               2,500

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                        Shares  Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Marlo Sabb             2,500                               2,500
Bruno Bieler           1,500                               1,500
Bettyann Falleo        1,500                               1,500
Nicole Cugliandro        600                                 600
Jim Gallear              600                                 600
Margret Healy            400                                 400
George Baron             350                                 350
Jeff McKay            25,000                              25,000
Jessee Massingill      9,600                               9,600
Robert Crowder        19,200                              19,200
Jack Sandler          15,000                  3,000       18,000
Brenda Gonzalez       15,000                  3,000       18,000
Nabeel Hasan          20,000                  4,000       24,000
Lori Doctor           24,000                  4,800       28,800
Jerry Messer          30,000                  6,000       36,000
Rebecca Raff          50,000                              50,000
William Crowder       19,200                              19,200
Robert Herbol-
   Instacall         270,755                             270,755
LHL Holdings, Ltd.   172,268                             172,268

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                       Shares   Preferred   ercise of    in this      After
      Name             Owned    Shares (1)  Warrants     Offering (2) Offering
----------------     --------   ----------  --------     ------------ --------

Interactive Business
Channel               150,000                             150,000

John Yazzo             80,000                              80,000

Sam Meltzer           100,000                             100,000

Burlington Securities 250,000                             250,000
Corporation

Baritex, Inc.          20,000                              20,000

Ronald Pizzolo        150,000                             150,000

Anthony Pizzolo       150,000                             150,000

S.R.G. & Associate
  Ltd.                 37,500                             37,500

E.B. Lyon, III         12,500                              12,500

Jack Levit            300,000                 60,000      360,000

John Mahin             15,000                  3,000       18,000

Bruce Yasmeh          121,951                 24,390      146,341

Robert Suppan          10,000                  2,000       12,000

Jack Sandler          100,000                 20,000      120,000

Mark Bennett                                 300,000      300,000

Michael Malet                                300,000      300,000

Nicholas Fegan        180,000               1,000,000   1,180,000

American Nortel
Communications,
  Inc.               1,111,111         --     200,000    1,311,111
                     ---------   --------   ---------    ---------
                     7,998,340  3,490,000   4,066,481   15,554,821
                     =========  =========   =========   ==========

(1) Represents shares issuable upon the conversion of the Series C Preferred Stock assuming conversion price of $0.50 per share. The actual number of shares to be issued upon the conversion of the series C preferred shares will depend upon the price of Medcom's common stock at the time of conversion. See "Comparative Share Data". The following shows the number of series C preferred shares held by each preferred shareholder.

                Name of Series C                                Number of
             Preferred Shareholder                              Shares Owned

            Tonga Partners, LP                                     575
            Manchester Asset Management Ltd.                       325
            Augustine Fund, LP                                     300
            Gilston Corporation, Ltd.                              250
            HSBC James Capel Canada, Inc.                          250
            Settondown Capital International, Ltd.                  45
                                                                -------
                                                                 1,745

(2) Assumes all shares owned, or which may be acquired, by the selling shareholders, are sold to the public by means of this prospectus.

    None of the selling shareholders will own more than 1% of Medcom's common stock after this offering. With the exception of Continental Capital and Burlington Securities Corporation, both of which are registered broker-dealers, none of the selling shareholders, to the knowledge of Medcom, are broker-dealers or are affiliated with broker-dealers.

    The names of the natural persons who exercise control over those selling shareholders which are corporations, partnerships, or similar entities are:

          Tonga Partners, LP                      Carlo Cannell

          Manchester Asset Management Ltd.        Dierdie M. McCoy

          Augustine Fund, LP                      Thomas Duszynski

          Gilston Corporation Ltd.                Dawn Davies

          Garros Ltd.                             Giora Lavie

          Settondown Capital International, Ltd.   Anthony L.J. Inder Rieden

            Great Neck Partners                   Marv Lyons

            Asian Restaurants                     Morris Salem

            Chelverton Fund Limited               James P. Morton

            Richmark Capital                      Richard Monello

            United Recyclers, Inc.                Barry Huntsman

            Market Search International, Inc.     Russ Militello

            First Choice Money Resources, Inc.    Craig Morse

            Gifts of Joy Incorporated             Warin Nakashima

            U.S. Automotive, Inc.                 Zora Speert

            Michael Associates                    Albert Riccardi

            Continental Capital                   John Manion

            Morse Financial                       James Morse

            SMP Financial Consultants             James Caprio

            OAC Joint Venture, Inc.               Aron Scharf

            Dieterich & Associates                Christopher Dieterich

            LHL Holdings, Ltd.                    Jack Levit

            Interactive Business Channel          Matthew Marcus

            Burlington Securities Corporation     Vincent Molinari

            Baritex, Inc.                         Joseph Riccio

            S.R.G. & Associates, Ltd.             Scott Griffith

            American Nortel Communications, Inc.  Bill Williams

      Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series C Preferred Stock (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus. Medcom will supplement this prospectus to disclose the names of any new selling shareholder.

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Medcom's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Medcom's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of Medcom's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Medcom nor any Selling Shareholder can presently estimate the amount of such compensation. Medcom knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Medcom's common stock.

      Medcom has agreed to indemnify those selling shareholders who are the owners of Medcom's series C preferred stock from certain liabilities, including liabilities under the Securities Act of 1933.

      Medcom has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Medcom has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling

Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Medcom has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock

           Medcom is authorized to issue 40,000,000 shares of common stock. Holders of common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Medcom's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Medcom. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Preferred Stock

      Medcom is authorized to issue up to 1,000,000 shares of preferred stock. Medcom's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of Medcom.

      In April 1995, Medcom issued 25,250 shares of Series A preferred stock. Each Series A preferred share is convertible into 0.2 of a share of Medcom's common stock. As of October 31 1999, 19,000 shares of the Series A preferred stock had been converted into shares of Medcom's common stock.

      In March 1996, Medcom issued 100,000 shares of its Series B preferred stock. Each Series B preferred share is convertible into 0.25 of a share of Medcom's common stock. As of July 31, 1999 all shares of the Series B preferred stock had been converted into 25,000 shares of Medcom's common stock.

      See "Comparative Share Data" for information concerning Medcom's series C preferred stock.Transfer Agent

      Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for Medcom's common stock.

                                     EXPERTS

      The financial statements as of June 30, 1999 incorporated by reference in this prospectus from Medcom's annual report on Form 10-SB have been audited by Ehrhardt Keefe Steiner & Hottman PC independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      Medcom's Bylaws authorize indemnification of a director, officer, employee or agent of Medcom against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Medcom who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Medcom pursuant to the foregoing provisions, Medcom has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by Medcom. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation.



                                TABLE OF CONTENTS
                                                                          Page

Prospectus Summary  ....................................................
Risk Factors ...........................................................
Documents Incorporated by Reference ....................................
Additional Information .................................................
Comparative Share Data .................................................
Selling Shareholders ...................................................
Description of Securities ..............................................
Experts ................................................................
Indemnification ........................................................



                                  Common Stock

                            MEDCOM USA, INCORPORATED



                                   PROSPECTUS

                                     PART II

                     Information Not Required in Prospectus


Item 14. Other Expenses of Issuance and Distribution

         SEC Filing Fee                                       $   3,103
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 20,000
         Accounting Fees and Expenses                             3,000
         Miscellaneous Expenses                                   4,897
                                                             ----------
             TOTAL                                             $ 35,000
                                                               ========

             All expenses other than the S.E.C. filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.

         The Delaware General Corporation Law and Medcom's Bylaws that Medcom may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of Medcom.

Item 16.  Exhibits

          Exhibits                                         Page Number

1        Underwriting Agreement                                 N/A

3.1      Certificate of Incorporation,                           (1)
                                                      ------------------------
          as amended

3.1.1    Amendment to Articles of Incorporation                  (1)

3.2      Bylaws                                                  (l)

4.1      Form of 1993 Incentive Stock Option Plan
         and 1993 Non-Statutory Stock Option Plan                (2)
                                                      ------------------------

4.2      Form of Stock Bonus Plan                                (3)
                                                      ------------------------

4.3      Designation of Series C Preferred Stock
         (as amended)                                            (4)
                                                       -----------------------

5        Opinion of Counsel                            -----------------------

10    Series C Preferred Stock Purchase Agreement,
      Escrow Agreement, Registration Rights Agreement              (4)
      and Form of Warrant

10.1  Agreement relating to acquisition of Medcard System      _______________

10.2  Agreement relating to sale of assets of Link
      International                                           _______________

10.3  Employment Agreement with Mark Bennett                  _______________

10.4  Employment Agreement with Michael Malet                 _______________

23.1  Consent of Hart and Trinen                              _______________

23.2  Consent of Ehrhardt Keefe Steiner & Hottman, PC         _______________

24.   Power of Attorney                                 Included as part of the
                                                          Signature Page

(1) Incorporated by reference to the same exhibit filed as part of Medcom's Registration Statement on Form SB-2 (Commission File No. 33-70546-A).

(2) Incorporated by reference, and as same exhibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3) Incorporated by reference, and as same exhibit number, from Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(4) Incorporated by reference, and as same exhibit number, from report on 8-K dated December 14, 1998.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

             (ii) To reflect in the  Prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 12th day of November, 1999.

                                    MEDCOM COMMUNICATIONS INC.


                                    By:  /s/ Mark Bennett
                                         MARK BENNETT, President


                                    By:  /s/ Alan Ruben
                                         ALAN RUBEN, Principal Financial Officer
                                         And Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ Mark Bennett
Mark Bennett                        Director              November 12, 1999

 /s/ Michael Malet
Michael Malet                       Director              November 12, 1999

 /s/ David Breslow
David Breslow                       Director              November 12, 1999


Julio Curra                         Director              November 12, 1999

                             MEDCOM USA INCORPORATED



                                    EXHIBITS
                                       to
                                    FORM S-3
                                 Amendment No. 2